                                                                   EXHIBIT 10.22



                                   APPENDIX 1
                                       to
                    Participation Agreement and Master Lease
                       each dated as of December 23, 1997
                           (Extrusion Press Facility)


                         DEFINITIONS AND INTERPRETATION


         A. Interpretation. In each Operative Document, unless a clear contrary intention appears:

                 (i) the singular number includes the plural number and vice versa;

                 (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                 (iii) reference to any gender includes each other gender;

                 (iv) reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

                 (v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                 (vi) reference in any Operative Document to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

                 (vii) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

                 (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

                 (ix)  "or" is not exclusive; and

                 (x) relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding".

         B. Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

         C. Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.

         D. Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

         E. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

         "Account" is defined in Section 3.10 of the Participation Agreement.

         "Adjusted Percentage" is defined in Section 11.6 of the Participation Agreement.

         "Advance" means an advance of funds by the Lessor pursuant to Section 3 of the Participation Agreement which will be used to pay Property Improvements Costs.

         "Affiliate" means, when used with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common control with such Person.

         "After Tax Basis" means, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all taxes required to be paid by the recipient calculated at the then maximum marginal rates generally applicable to Persons of the same type as the recipient (less any tax savings realized as a result of the payment of the indemnified amount) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

         "Agent" means ABN AMRO Bank N.V., as agent for the Participants pursuant to the Participation Agreement, or any successor or additional agent appointed in accordance with the terms of the Participation Agreement.

         "Agent Financing Statements" means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to perfect a security interest in favor of the Agent for the ratable benefit of the Participants in the Equipment located on the Site.

         "Alternate Base Rate" means the higher of (i) the rate of interest most recently announced by the Agent as its reference, base or prime lending rate, as the case may be, for Dollar loans in the United States and (ii) the Federal Funds Rate (as in effect from time to time) plus one-half of one percent (1/2%) per annum. Any change in the interest rate on an Advance resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced.

         "Alternate Base Rate Advance" means a Type of Advance which bears interest at the Alternate Base Rate in accordance with the provisions of
Section 13.6 of the Participation Agreement.

         "Applicable Law" means all existing and future applicable laws, rules, regulations (including Environmental Laws), statutes, treaties, codes, ordinances, permits, certificates, covenants, restrictions, requirements, orders and licenses of and interpretations by, any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands) and those pertaining to the construction, use or occupancy of the Property) and any restrictive covenant or deed restriction or easement affecting the Property.

         "Applicable Margin" means, with respect to any Eurodollar Rate Advance at any time of determination, so long as no Event of Default has occurred and is continuing, a margin above the Eurodollar Rate as set forth opposite the applicable Leverage Ratio of the Loan Parties:

                 Leverage Ratio of the Loan Parties                          Margin Above Eurodollar
                                                                                     Rate
                 Less than 1.0:1.0                                                   .375%
                 1.0:1.0 or greater but less than 1.5:1.0                            .500%
                 1.5:1.0 or greater but less than 2.0:1.0                            .625%
                 2.0:1.0 or greater but less than 2.5:1.0                            .750%
                 2.5:1.0 or greater but less than 3.0:1.0                            1.00%
                 Greater than 3.0:1.0                                                1.25%

The initial Applicable Margin for Eurodollar Rate Advances shall be .500%. Subject to the provisions of the immediately succeeding sentence, the grid reflecting "Leverage Ratio of the

Loan Parties" and "Margin Above Euro Dollar Rate" set forth above shall be deemed amended simultaneously with any amendment to the grid in Section 4.1(a)(ii) of the Credit Agreement and/or any amendment to the definition of "Leverage Ratio Level" contained in the Credit Agreement, with any change to either of such provisions of the Credit Agreement resulting in a corresponding modification to the definition of Applicable Margin and the grid set forth hereinabove to the extent necessary to give effect to any such amendments to the Credit Agreement. Notwithstanding the foregoing sentence, in the event that Credit Agricole Indosuez shall not consent to any such amendment to the grid in Section 4.1(a)(ii) of the Credit Agreement and/or any such amendment to the definition of "Leverage Ratio Level" contained in the Credit Agreement, then the provisions of Section 11.4(b) of the Participation Agreement shall apply and become operative.

         "Appraisal" means, with respect to the Property, an appraisal, prepared by a reputable appraiser approved by the Lessor, the Agent and the Required Participants, which in the judgment of counsel to the Lessor, the Agent and the Required Participants, complies with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other applicable Requirements of Law, which appraisal will (i) appraise the Fair Market Sales Value of the Property as built in accordance with the Plans and
Specifications: on the projected Closing Dates; on the third anniversary of each Closing Date; as of the commencement of each Renewal Term, if any; and at the end of each Renewal Term, if any; and (ii) contain an estimate of the useful life of the Equipment as of each such date, all in a form satisfactory to the Lessor, the Agent and the Required Participants.

         "Appurtenant Rights" means (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to the Equipment, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Site and (ii) all permits, licenses and rights, whether or not of record, appurtenant to the Site.

         "Arranger" means ABN AMRO Bank N.V.

         "Asset Termination Value" means, as of any date of determination, an amount equal to the aggregate sum of the outstanding balance of all Advances, all accrued and unpaid interest on the Advances, and all other amounts owing by the Lessee under the Operative Documents, including, without limitation, any amounts owing by the Lessee under Section 13.9 of the Participation Agreement.

         "Assignment and Acceptance" is defined in Section 12.1(b) of the Participation Agreement.

         "Assignment of Lease" means the Assignment of Lease, dated as of the Closing Date, from the Lessor to the Agent for the benefit of the Participants, and consented to by the Lessee pursuant to that certain Lessee's Consent, dated as of the First Closing Date (the "Consent to Assignment") by the Lessee, as obligor, in favor of the Agent for the benefit of the Participants, in each case in the respective forms set forth in Exhibit H to the Participation Agreement.

         "Assignment of Warranties" means each of the Assignment of Warranties, dated the applicable Closing Date between the Lessee and the Lessor covering the Equipment delivered on such Closing Date, in the form of Exhibit M to the Participation Agreement.

         "Available Commitments" means as to any Participant at any time, an amount equal to the excess, if any, of (a) the amount of such Participant's Commitment over (b) the aggregate amount of its Participation Interest in all Advances made by the Lessor then outstanding.

         "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect.

         "Basic Rent" means the sum of (i) that portion of the Property Improvement Costs due on any Payment Date, if any, as set forth under the heading "Principal Component of Basic Rent Applied to Tranche A" on Annex B to the applicable Lease Supplement and (ii) the interest on Advances in respect of any such Property Improvement Costs due on any Payment Date as set forth in
Section 3.7 of the Participation Agreement.

         "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         "Bill of Sale" shall mean the bill of sale, dated the applicable Closing Date, from the Lessee to the Lessor covering the Equipment delivered on such Closing Date, substantially in the form of Exhibit L to the Participation Agreement.

         "Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Chicago, Illinois, Pittsburgh, Pennsylvania, Montpelier, Ohio, or (if interest is being determined by reference to the Eurodollar Rate) London, England, are generally authorized or obligated, by law or executive order, to close.

         "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

         "Capitalized Lease Obligations" shall mean any amount payable with respect to any Capital Lease or any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which either (i) is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee thereunder or (ii) based on actual circumstances existing and ascertainable, either at the commencement of the term of such lease or at any subsequent time at which any property becomes subject thereto, can reasonably be anticipated to impose on such lessee substantially the same economic risks and burdens, having regard to such lessee's obligations and the lessor's rights thereunder both during and at the termination of such lease, as would be imposed on such lessee by any lease which is required to be so reflected or by the ownership of the leased property.

         "Casualty" means any damage or destruction of all or any portion of the Property as a result of a fire or other casualty.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. '' 9601 et seq., as amended.

         "Certifying Party" is defined in Section 26.1 of the Lease.

         "CII Guarantee" means the Guarantee executed by the Guarantor in favor of the Agent, for the benefit of the Participants, in the form of Exhibit J to the Participation Agreement.

         "Claims" means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever, including, as they relate to issues involving any Environmental Law or Environmental Violation, those matters set forth in
Section 13.3 of the Participation Agreement.

         "Closing Date" is defined in Section 3.1 of the Participation
Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

         "Commitment" means (i) as to any Participant, the obligation of such Participant to purchase a Participation Interest in Advances to be made by the Lessor under the Participation Agreement, in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Participant's name on Schedule I to the Participation Agreement, as such amount may be reduced from time to time in accordance with the provisions of the Participation Agreement, and (ii) as to the Lessor, the obligation of the Lessor to make Advances from amounts received from the Participants pursuant to the purchase of Participation Interests under the Participation Agreement.

         "Commitment Fee" is defined in Section 4.1 of the Participation Agreement.

         "Commitment Percentage" means, as to any Participant at any time, the percentage which such Participant's Commitment then constitutes of the aggregate Commitments of the Participants (or, at any time after the Commitments of the Participants shall have expired or terminated, the percentage which the aggregate amount of such Participant's Participant Balance then outstanding constitutes of the aggregate amount of the Participant Balances then outstanding).

         "Commitment Period" means the period from and including the date hereof to but not including February 15, 1998, or such earlier date on which the Commitments shall terminate as provided in the Operative Documents.

         "Compliance Certificate" means a certificate duly executed by a Responsible Officer of the Lessee in substantially the form of Exhibit K to the Participation Agreement, together with such changes as the Required Participants may request from time to time for purposes of monitoring the Lessee's compliance with the terms of the Participation Agreement.

         "Condemnation" means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, access, occupancy, easement rights or title to the Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action. A "Condemnation" shall be deemed to have occurred on the earliest of the dates that use, occupancy or title is taken.

         "Confidential Information" is defined in Section 15.13 of the Participation Agreement.

         "Consent to Assignment" is defined in the definition of the term "Assignment of Lease".

         "Control" means (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, the possession directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Covered Liabilities" is defined in Section 11.6 of the Participation Agreement.

         "Credit Agreement" means the $100,000,000 Credit Agreement dated as of August 30, 1996 among Chase Brass & Copper Company, Inc., as Borrower, the Banks named therein and PNC Bank, National Association, as agent and other agents named therein, under which ABN AMRO Bank N.V., acting through its Pittsburgh Branch, is a Bank, as the same may be amended, modified or otherwise supplemented from time to time. References in the Operative Documents to Sections of the Credit Agreement are to such Sections as in effect on the Closing Date.

         "Default" means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         "Defaulted Amount" is defined in Section 11.7 of the Participation Agreement.

         "Defaulting Participant" means, at any time, any of the Participants which at such time has (i) failed to make a payment when due to the Lessor equal to its Commitment Percentage of an Advance, (ii) has been notified of such failure by the Lessor, and (iii) has not cured such failure by making such payment, together with interest at the Late Payment Rate.

         "Designated Payment Date" means the Expiration Date, the Termination Date or other date of termination of the Lease.

         "Dollars" and "$" mean dollars in lawful currency of the United States of America.

         "End of the Term Report" is defined in Section 13.2 of the Participation Agreement.

         "Environmental Audit" means a Phase One environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard Practice E1527-93 Standard Practice for Environmental Site Assessments: Phase One Environmental Site Assessment Process) of the Property to be remarketed under the Remarketing Option under the Lease.

         "Environmental Law" means, whenever enacted or promulgated, any Federal, state, county or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, covenant, criteria, guideline, administrative or court order, judgment, decree, injunction, code or requirement or any agreement with a Governmental Authority:

                 (x) relating to pollution (or the cleanup, removal, remediation or encapsulation thereof, or any other response thereto), or the regulation or protection of human health, safety or the environment, including air, water, vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life, or

                 (y) concerning exposure to, or the use, containment, storage, recycling, treatment, generation, discharge, emission, Release or threatened Release, transportation, processing, handling, labeling, containment, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity;

in each case as amended and as now or hereafter in effect, and any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries (whether personal or property) or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance, whether such common law or equitable doctrine is now or hereafter recognized or developed. Applicable laws include, but are not limited to, CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the National Environmental Policy Act, 42 U.S.C
Section 4321; the Refuse Act, 33 U.S.C. Section 401 et seq.; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Sections 1801-1812; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Federal

Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and their state and local counterparts or equivalents, including any regulations promulgated thereunder.

         "Environmental Violation" means any activity, occurrence or condition or omission that violates or results in non-compliance with any Environmental Law.

         "Equipment" means equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by the Lessor using the proceeds of the Participation Interests in the Advances now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of the Property, including but without limiting the generality of the foregoing, all chip dryers, air compressors and associated support equipment, billet heaters, water treatment equipment, exhaust air handling systems, heat exchange systems, water cooling towers, pick and place gantry apparatus, electrical substation equipment, piping, conveyors, indoor air handling equipment, electronic spectrometers, extrusion press container shells, electrical switchgear, automatic C-hooks, substation replacements, extrusion press containers, straight rod pickling equipment, filter press/dryer-sludge dryer equipment, autobander upgrade equipment, furnace linings, natural gas heating units, spare parts, mechanical scrap pushers, Raymond sideloader-material handling equipment, five and six line saw upgrades, air compressor equipment, extrusion press systems, billet heater spare parts and capital items, three-piece extrusion press container assemblies, replacement of #9 substation, electrical distribution panels, rod "buck" transport cart, extrusion press production monitoring systems, pump sets, three-line rotary straighteners, billet lanes modicon upgrades, extrusion press modicon upgrades, runout table hydraulic lift systems, 953 Bobcats with grapple buckets, spare Coreco drums, plant ventilation upgrades, Hyster fork lift trucks, waste water treatment system upgrades, UPS System - battery back-ups, computers, printers, furniture and furnishings, heating, electrical and mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, cleaning systems, telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description, including all substitutions, repairs and replacements of any of the foregoing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time or any successor Federal statute.

         "ERISA Affiliate" means each entity required to be aggregated with the Lessee pursuant to the requirements of Section 414(b) or (c) of the Code.

         "ERISA Group" means the Lessee and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Lessee, are treated as a single employer under Section 414 of the Code.

         "Eurocurrency Reserve Requirements" means, for any day as applied to an Advance or any Participation Interest therein, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

         "Eurodollar Rate" means, with respect to any Interest Period, the rate per annum equal to the London InterBank offered rate for deposits in Dollars for such Interest Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, two (2) Business Days prior to the beginning of such Interest Period.

         "Eurodollar Rate Advance" means a Type of Advance which bears interest at the Eurodollar Rate plus the Applicable Margin.

         "Event of Default" means a Lease Event of Default or a Guarantee Event of Default.

         "Excepted Payments" means:

                 (a) all indemnity payments (including indemnity payments made pursuant to Section 13 of the Participation Agreement) to which the Lessor, or any of its Affiliates, agents, officers, directors or employees is entitled;

                 (b) any amounts (other than Basic Rent or amounts payable by Lessee pursuant to Section 16.2, Section 16.3 or Articles XVII, XX or XXII of the Lease) payable under any Operative Document to reimburse the Lessor or any of its respective Affiliates (including the reasonable expenses of the Lessor incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Document, except to the extent that one or more Participants have indemnified the Lessor with respect thereto pursuant to the Participation Agreement;

                 (c) any amount payable to the Lessor by any Participant or transferee permitted under the Operative Documents of the interest of the Lessor as the purchase price of such Participant's Participation Interest;

                 (d) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies other than such proceeds or payments payable to the Agent or the Lessor and assigned to the Agent, for the benefit of the Participants under the Operative Documents;

                 (e) any insurance proceeds under policies maintained by the Lessor;

                 (f) Transaction Expenses or other amounts or expenses paid or payable to or for the benefit of the Lessor;

                 (g) all right, title and interest of the Lessor to the Property or any portion thereof or any other property to the extent any of the foregoing has been released from the Lien of the Assignment of Lease pursuant to the terms thereof following the payment of the Participant Balances of all of the Participants and all amounts due and owing to the Agent; and

                 (h) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (g) above.

         "Excess Investment" of the Lessor means the excess (if any) of the outstanding Participant Balance of the Lessor in the Property from time to time over the amount that would have been the Lessor's Participant Balance if, in connection with all Advances actually made under the Participation Agreement, all Participants had paid to the Lessor an amount equal to such Advances times their respective Commitment Percentages, as such excess may be determined by the Lessor. Absent the existence of a Defaulting Participant, a failure by Participant to make a payment required by Section 3.4 of the Participation Agreement or some other unexpected contingency, it is expected that the Lessor will have no Excess Investment.

         "Excess Proceeds" means the excess, if any, of the aggregate of all awards, compensation or insurance proceeds payable in connection with a Casualty or Condemnation over the Asset Termination Value paid by the Lessee pursuant to Articles XIV and XV of the Lease with respect to such Casualty or Condemnation.

         "Excess Reimbursement" is defined in Section 11.6 of the Participation Agreement.

         "Exempt Environmental Conditions" means all of the conditions, including the presence of Hazardous Substances, described on Schedule III to the Participation Agreement and all environmental conditions, including the presence of Hazardous Substances, discovered pursuant to or as a result of the activities being conducted as described in paragraph 9 of Schedule III to the Participation Agreement or any subsequent sampling and/or testing activities conducted at the Site under, pursuant to or as contemplated by the Remediation Agreement and any and all other environmental conditions, including the presence of Hazardous Substances, at, on, under or adjacent to the Site, or otherwise existing, the sampling, investigation, cleanup or other remedial activity with respect to which is to be conducted in accordance with or as contemplated by the terms of the Remediation Agreement. It is the intent that the term Exempt Environmental

Conditions include all environmental conditions covered by or otherwise subject to the Remediation Agreement, whether now existing or hereafter arising or discovered.

         "Expiration Date" means the later to occur of (i) the third anniversary of the applicable Closing Date, (ii) the scheduled expiration of the then current Renewal Term, if any or (iii) the Maturity Date.

         "Expiration Date Purchase Obligation" means the Lessee's obligation, pursuant to Section 20.2 of the Lease, to purchase all (but not less than all) of the Property on the Expiration Date.

         "Extension Request" is defined in Section 3.7(b) of the Participation Agreement.

         "Extension Response Date" is defined in Section 3.7(b) of the Participation Agreement.

         "Fair Market Sales Value" means, with respect to the Property, the amount, which in any event shall not be less than zero, that would be paid in cash in an arm's-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of the Property. The Fair Market Sales Value of the Property shall be determined based on the assumption that, except for purposes of Article XVII of the Lease and Section 13.2 of the Participation Agreement, the Property is in the condition and state of repair required under Section 10.1 of the Lease and the Lessee is in compliance with the other requirements of the Operative Documents.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transaction received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "First Closing Date" is defined in Section 3.1 of the Participation Agreement.

         "Fiscal Quarter" means any quarter of a Fiscal Year.

         "Fiscal Year" means, with respect to the Lessee, any period of twelve consecutive fiscal months ending on the 31st day of December of any calendar year; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "1996 Fiscal Year") refer to the Fiscal Year ending on the 31st day of December occurring during such calendar year.

         "Fixtures" means all fixtures relating to the Equipment, including all components thereof, located in or on the Equipment, together with all replacements, modifications, alterations and additions thereto.

         "Force Majeure Event" means with respect to the Property any event (the existence or potentiality of which was not known and could not have been discovered through the exercise of due diligence by the Lessee prior to the Closing Date) beyond the control of the Construction Agent, other than a Casualty or Condemnation, including, but not limited to, strikes, lockouts, adverse soil conditions, acts of God, adverse weather conditions, inability to obtain labor or materials, government activities, civil commotion and enemy action; but excluding any event, cause or condition that results from any event, cause or condition which could be remedied through the exercise of commercially reasonable efforts or the commercially reasonable expenditure of funds.

         "Funding Office" means the office of each Participant identified on
Schedule II to the Participation Agreement as its Funding Office.

         "Funding Request" is defined in Section 3.4 of the Participation Agreement.

         "GAAP" means United States generally accepted accounting principles (including principles of consolidation), in effect from time to time.

         "Governmental Action" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of the Property.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Gross Proceeds" is defined in Section 22.1(k) of the Lease.

         "Guarantee" means the Guarantee executed by the Lessee, as guarantor, in favor of the Agent, for the benefit of the Participants, in the form of
Exhibit I to the Participation Agreement.

         "Guarantee Event of Default" is defined in the Guarantee and the CII Guarantee.

         "Guarantor" means Chase Industries Inc., a Delaware corporation.

         "Hazardous Activity" means any activity, process, procedure or undertaking that directly or indirectly (i) produces, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the Release of any Hazardous Substance into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); (iii) involves the containment or storage of any

Hazardous Substance; or (iv) would be regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.

         "Hazardous Condition" means any condition that violates or threatens to violate, or that results in or threatens noncompliance with, any Environmental Law.

         "Hazardous Substance" means any of the following: (i) any petroleum or petroleum product, explosives, radioactive materials, asbestos, formaldehyde, polychlorinated biphenyls, lead and radon gas; (ii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous to the environment or human health or safety; or (iii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

         "Hedge Breaking Fees" means, to the extent required pursuant to the terms of any Interest Rate Protection Agreements, the Lessee shall pay all reasonable costs, fees and expenses incurred by the Lessor, Agent, or applicable Participant in connection with any unwinding, breach or termination of any transactions arising under any Interest Rate Protection Agreements, all as calculated pursuant to the applicable Interest Rate Protection Agreements.

         "Hedge Transactions" shall have the meaning ascribed to such term in
Section 3.21 of the Participation Agreement.

         "Impositions" means, except to the extent described in the following sentence, any and all liabilities, losses, expenses, costs, charges and Liens of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings ("Taxes") including (i) real and personal property taxes, including personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes);
(iii) any excise taxes; (iv) real estate transfer taxes, mortgage taxes, conveyance taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, privilege and doing business taxes, license and registration fees; (vi) assessments on the Property, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term; and (vii) any tax, Lien, assessment or charge asserted, imposed or assessed by the PBGC or any governmental authority succeeding to or performing functions similar to, the PBGC, and in each case all interest, additions to tax and penalties thereon, which at any time prior to, during or with respect to the Term or in respect of any period for which the Lessee shall be obligated to pay Supplemental Rent, may be levied, assessed or imposed by any Governmental Authority upon or with respect to (a) the Property or any part thereof or interest therein; (b) the leasing, financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, activity conducted on, delivery, insuring, use, operation, improvement, transfer of title, return or other disposition of the Property or any part thereof or interest therein; (c) the Participation Interests with respect to the Property or any part thereof or interest therein; (d) the rentals, receipts or earnings arising from the Property or any part thereof or interest therein; (e) the Operative Documents, the performance thereof, or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition, installation or delivery of the Equipment or any part thereof or interest therein; or (h) otherwise in connection with the transactions contemplated by the Operative Documents.

         The term "Imposition" shall not mean or include:

                 (i) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, transfer or property taxes) that are imposed on an Indemnitee by the United States federal government that are based on or measured by the net income (including taxes based on capital gains and minimum taxes) of such Person; provided, that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

                 (ii) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, transfer or property taxes) that are imposed by any state or local jurisdiction or taxing authority within any state or local jurisdiction and that are franchise taxes or are based upon or measured by the net income or net receipts except that this clause (ii) shall not apply to (and thus shall not exclude) any such net incremental Taxes imposed on an Indemnitee with respect to the transactions contemplated by the Operative Documents by a state (or any local taxing authority thereof or therein) where the Property is located, possessed or used under the Lease by reason of the transactions contemplated by the Operative Documents being characterized by such state authority as something other than a loan; provided, that this clause (ii) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made (anything to the contrary notwithstanding, nothing in the Operative Documents shall be construed to impose upon Lessee any liability for Taxes imposed upon an Indemnitee to the extent imposed with respect to any activities of such Indemnitee other than under the transactions contemplated by the Operative Documents);

                 (iii) any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs after the termination of the Lease and redelivery or sale of the Property in accordance with the terms of the Lease (but not any Tax or imposition that relates to any period prior to such termination and redelivery);

                 (iv) any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of
         Section 13.5 of the Participation Agreement; or

                 (v) any Taxes which are imposed on an Indemnitee as a result of the gross negligence or wilful misconduct of such Indemnitee itself (as opposed to gross negligence or wilful misconduct imputed to such Indemnitee), but not Taxes imposed as a result of ordinary negligence of such Indemnitee.

Any Tax excluded from the defined term "Imposition" in any one of the foregoing clauses (i) through (v) shall not be construed as constituting an Imposition by any provision of any other of the aforementioned clauses.

         "Indebtedness" with respect to any Person means, as of the date of determination thereof, (i) all items which in accordance with GAAP would be included in determining total liabilities on the liability side of such Person's balance sheet as at such date, (ii) all indebtedness of such Person or any Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless of whether the indebtedness secured thereby shall have been assumed by such Person, (iii) all indebtedness of other Persons which such Person has directly or indirectly guaranteed (whether by discount or otherwise), endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse to such Person or with respect to which such Person is otherwise directly or indirectly liable, including, without limitation, indebtedness in effect guaranteed by such Person through any agreement (contingent or otherwise) to (A) purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, (B) provide funds for the payment of discharge of such indebtedness or any other liability of the obligor of such indebtedness (whether in the form of loans, advances, stock purchases, capital contribution or otherwise), (C) maintain the solvency of any balance sheet or other financial condition of the obligor of such indebtedness, or (D) make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non- furnishing thereof, if in any such case the purpose or intent of such agreement is to provide assurance that such indebtedness will be paid or discharged or that any agreements relating thereto will be complied with or that the holders of such indebtedness will be protected against loss in respect thereof, (iv) all of such Person's Capitalized Lease Obligations, and (v) all actual or contingent reimbursement obligations with respect to letters of credit issued for such Person's account.

         "Indemnitee" means the Lessor, the Agent, the Participants, their respective Affiliates and their respective successors, assigns, directors, shareholders, partners, officers, employees and agents.

         "Insurance Requirements" means all terms and conditions of any insurance policy required by the Lease to be maintained by the Lessee, and all requirements of the issuer of any such policy.

         "Interest Period" means, with respect to any Advance based upon the Eurodollar Rate:

                 (a) initially, the period commencing on the funding with respect to such Advance and ending three, six, nine or twelve months thereafter, as selected by the Lessee in its Funding Request given with respect thereto; and

                 (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Advance and ending three, six, nine or twelve months thereafter, as selected by the Lessee by irrevocable notice to the Lessor and the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, if the Lessee shall not have given such notice of the length of any succeeding Interest Period or Interest Periods to follow such then current Interest Period with respect to any Advance, the Lessee shall be deemed to have selected an Interest period of three month's duration;

provided further, that, the foregoing provisions relating to Interest Periods are subject to the following:

                 (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                 (ii) any Interest Period that would otherwise extend beyond the Expiration Date shall end on the Expiration Date;

                 (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                 (iv) the Lessee shall select Interest Periods so as not to require a payment or prepayment of any Advance during an Interest Period for such Advance.

         "Interest Rate Protection Agreement" shall mean any interest rate exchange, collar, cap or similar agreements providing interest rate protection, entered into by the Lessee with a Participant, in accordance with Section 6.1(z) of the Participation Agreement or at anytime after the First Closing Date.

         "Investment Company Act" means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

         "Late Payment Rate" means (a) for each day (other than as set forth in clause (b) of this definition) the Federal Funds Effective Rate or (b) for the purpose of computing interest on past due payments for each day following the fifth day after such payments first became due, a rate of two percent (2%) per annum in excess of the Alternate Base Rate then in effect; provided, the Late Payment Rate shall not, notwithstanding anything to the contrary herein contained, exceed the maximum rate of interest permitted by applicable law.

         "Lease" means the Master Lease, dated as of the date hereof, between the Lessor and the Lessee, together with all Lease Supplements thereto.

         "Lease Balance" means, as of any date of determination, an amount equal to the aggregate sum of the outstanding amount of the Advances, all accrued and unpaid interest on the Advances, and all other amounts owing by the Lessee under the Operative Documents.

         "Lease Default" means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Lease Event of Default.

         "Lease Event of Default" is defined in Section 17.1 of the Lease.

         "Lease Supplement" means the Lease Supplement substantially in the form of Exhibit A to the Lease together with all attachments and schedules thereto, as such Lease Supplement may be supplemented, amended or modified from time to time.

         "Lessee" means Chase Brass & Copper Company, Inc., a Delaware corporation, as lessee under the Lease, and its successors and assigns expressly permitted under the Operative Documents.

         "Lessor" means ABN AMRO Bank N.V., as Lessor under the Lease.

         "Lessor Financing Statements" means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to protect the Lessor's interest under the Lease to the extent the Lease is a security agreement.

         "Lessor Lien" means any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against the Lessor not resulting from the transactions contemplated by the Operative Documents, (b) any act or omission of the Lessor which is not required by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any claim against the Lessor with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify the Lessor, pursuant to Sections 9 or 13.5 of the Participation Agreement or (d) any claim against the Lessor arising out of any transfer by the Lessor of all or any portion of the interest of the Lessor in the Property or the Operative Documents other than the transfer of title to or possession of the Property by the Lessor pursuant to and in accordance with the Lease or the Participation Agreement or pursuant to the exercise of the remedies set forth in Article XVII of the Lease.

         "Leverage Ratio of the Loan Parties" is defined in Section 1.1 of the Credit Agreement.

         "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, easement, servitude or charge of any kind, including, without limitation, any irrevocable license, conditional sale or other title retention agreement, any lease in the nature thereof, or any other right of or arrangement with any creditor to have its claim satisfied out of any specified property or asset with the proceeds therefrom prior to the satisfaction of the claims of the general creditors of the owner thereof, whether or not filed or recorded, or the filing of, or agreement to execute as "debtor", any financing or continuation statement under the Uniform Commercial Code of any jurisdiction or any federal, state or local lien imposed pursuant to any Environmental Law.

         "Marketing Period" means the period commencing on the date one hundred eighty (180) days prior to the Expiration Date and ending on the Expiration Date.

         "Material", "Materially", and "Material Adverse Effect" mean material to, or a material adverse effect on, (i) the consolidated financial position, business or consolidated results of operations of the Lessee, (ii) the ability of the Lessee to perform its obligations under any of the Operative Documents,
(iii) the value or condition of the Property or the Lessor's interests therein or title thereto, or (iv) the ability of the Lessor, the Agent or any Participant to enforce any of its rights or remedies under any Operative Document.

         "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $1,000,000.

         "Maturity Date" means the earlier to occur of (i) the Expiration Date or (ii) the sixth anniversary of the applicable Closing Date, as such date may be accelerated or extended from time to time pursuant to Section 3.6 of the Participation Agreement.

         "Modifications" is defined in Section 11.1(a) of the Lease.

         "Moody's" means Moody's Investors Services, Inc.

         "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "Net Cure Proceeds" is defined in Section 11.8 of the Participation Agreement.

         "Net Proceeds" means all amounts paid in connection with any Casualty or Condemnation, and all interest earned thereon, less the expense of claiming and collecting such amounts, including all costs and expenses in connection therewith for which the Agent or the Lessor is entitled to be reimbursed pursuant to the Lease.

         "Net Sales Proceeds" means the Gross Proceeds actually received by the Lessor upon any sale by the Lessor of any part of the Property pursuant to Articles XVII or XXII of the Lease, including, without limitation, (i) any such payments made to the Lessor by the Lessee or any purchaser, (ii) any Shortfall Amount paid to the Lessor by the Lessee, and (iii) any interest paid by the Lessee to the Lessor on past due amounts under the Lease; but excluding any payments applied by the Lessor to pay, or received by the Lessor as reimbursement for, bona fide costs of the sale and further excluding any excess net sales proceeds received from a purchaser that the Lessor is required to pay over to the Lessee. In the event that for any reason whatsoever, including a default by the Lessee, the Lessor does not sell the Property pursuant to the Lease on the Designated Payment Date, "Net Sales Proceeds" shall nonetheless include any Shortfall Amount actually received by the Lessor. Further, if the Lessor does not sell the Property pursuant to the Lease, then "Net Sales Proceeds" shall also include the excess, if any, of:

                 (A) all rents and all sales, condemnation and insurance proceeds actually received by the Lessor from any sale or lease after the Designated Payment Date of any interest in, or because of any subsequent taking or damage to, the Property; over

                 (B) the sum of (i) all costs of collecting the rents and proceeds described in the preceding clause (A) plus (ii) all ad valorem taxes, insurance premiums and other costs of every kind incurred by the Lessor with respect to the ownership, operation or maintenance of the Property.

However, for purposes of computing any excess described in the preceding sentence, costs described in clause (B) shall not include the Lessor's general overhead costs or any costs for which the Participants have already paid the Lessor their Commitment Percentages thereof as required by Section 11.6 of the Participation Agreement.

         "Non-Consenting Participant" means any Participant which has denied, or is deemed to have denied, an Extension Request pursuant to Section 3.6 of the Participation Agreement.

         "Operative Documents" means the following:

                 (a)   the Participation Agreement;
                 (b)   the Lease and Lease Supplement;
                 (c)   the Bill of Sale;
                 (d)   the Assignment of Warranties;
                 (e)   the Guarantee;
                 (f)   the CII Guarantee;
                 (g) the Assignment of Lease and each Supplement to the Assignment of Lease;
                 (h)   the Consent to Assignment; and
                 (i)   any Interest Rate Protection Agreements.

         "Original Executed Counterpart" is defined in Section 31.8 of the Lease.

         "Overdue Rate" means, with respect to the Advances, fees or any other payment due under the Operative Documents, the interest rate then applicable to the Advances plus 2% per annum.

         "Participant's Letter" is defined in Section 12.1(b) of the Participation Agreement.

         "Participation Agreement" means the Participation Agreement, dated as of the date hereof, among the Lessee, the Lessor, the Participants and the Agent.

         "Participation Interest" means, as to each Participant, a participation interest in the Lease and the right to receive that percentage of the following payments actually received by the Lessor from or on behalf of the Lessee as is set forth on Schedule I to the Participation Agreement, subject to the provisions of Sections 3.10 - 3.20 and Section 11 of the Participation
Agreement: (i) Basic Rent, (ii) Supplemental Rent, (iii) Asset Termination Value, (iv) Purchase Option Price, (v) Net Sales Proceeds, (vi) Residual Value Guarantee Amount, (vii) the Shortfall Amount, and (viii) other payments in respect of indemnities or pursuant to the Guarantee or the exercise of remedies under the Operative Documents, excluding, however, (x) any Excepted Payments and (y) as to a particular Participant, any payments on account of any Advances and any Required Supplemental Payments (and interest thereon) for which the Lessor has not received payment from such Participant of such Participant's Commitment Percentage thereof. For example, if the Lessor elects to pay for insurance required of the Lessee by the Lease because of the Lessee's failure to obtain such insurance, the Lessor's receipt of reimbursement for the cost of such insurance from the Lessee shall be included within "Participation Interest" for purposes of this Agreement only if such Participant has paid to the Lessor such Participant's Commitment Percentage of such cost pursuant to
Section 11.6 or Section 11.7 of the Participation Agreement.

         "Participants" means ABN AMRO Bank N.V., Credit Agricole Indosuez and each Person executing the Participation Agreement or a Participant's Letter as a Participant and purchasing a Participating Interest in the transactions contemplated by the Participation Agreement and the other Operative Documents.

         "Participant Balance" means for each Participant the sum of its Tranche A Participation Interest Balance and its Tranche B Participation Interest Balance.

         "Payment Date" means (a) any Scheduled Payment Date and (b) any date on which interest is payable pursuant to Section 3.7(c) of the Participation Agreement in connection with any prepayment of the Advances.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Liens" means:

                 (i) the respective rights and interests of the parties to the Operative Documents as provided in the Operative Documents;

                 (ii) the rights of any sublessee or assignee under a sublease or an assignment expressly permitted by the terms of the Lease;

                 (iii) Liens for Taxes that either are not yet due or are being contested in accordance with the provisions of Section 13.1 of the Lease;

                 (iv) Liens arising by operation of law, materialmen's, mechanics', workers', repairmen's, employees', carriers', warehousemen's and other like Liens in connection with any Modifications or arising in the ordinary course of business for amounts that either are not more than 60 days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 13.1 of the Lease;

                 (v) Liens of any of the types referred to in clause (iv) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Lessor have been made), which bonding (or arrangements) shall comply with applicable Requirements of Law, and has effectively stayed any execution or enforcement of such Liens;

                 (vi) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest set forth in Section 13.1 of the Lease;

                 (vii) all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Agent, do not materially impair the value of the Property or the use of the Property for its intended purpose;

                 (viii) easements, rights of way and other encumbrances on title to real property pursuant to Section 12.2 of the Lease; and

                 (ix) to the extent not duplicative of clauses (i-viii), Liens on properties of the Lessee (other than Liens on the Property) permitted under Section 8.2(e) of the Credit Agreement.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or any other entity.

         "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "Plans and Specifications" means, with respect to the Property, the plans and specifications for the Equipment to be installed and delivered on the Site.

         "Project" means the extrusion press facility and related capital equipment, all as more particularly described in Schedule V to the Participation Agreement.

         "Property" means all of the Equipment and Fixtures at any time located on or under the Site financed by an Advance, and those items of property becoming property of the Lessor under Article XI of the Lease.

         "Property Balance" means, with respect to the Property, an amount equal to the outstanding amount of the Advances and all accrued and unpaid interest thereon.

         "Property Improvements Cost" means, with respect to the Property, the amount funded by the Lessor under the Participation Agreement to the Lessee for reimbursement of the cost of acquiring any Equipment, Fixtures or Modifications in accordance with the Operative Documents, as set forth in the Funding Requests therefor.

         "Purchase Notice" is defined in Section 20.1 of the Lease.

         "Purchase Option" is defined in Section 20.1 of the Lease.

         "Purchase Option Price" is defined in Section 20.1 of the Lease.

         "Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance.

         "Remarketing Option" is defined in Section 22.1 of the Lease.

         "Remediation Agreement" means the Remediation Agreement, entered into as of August 24, 1990, by and among BP Exploration (Alaska) Inc., The Standard Oil Company, Chase Industries, Inc. (then named Chase Brass & Copper Holding Company) and Lessee (then named CBC Acquisition Corporation), as such agreement is in effect on the First Closing Date.

         "Renewal Option" is defined in Section 21.1(a) of the Lease.

         "Renewal Request" is defined in Section 21.1(a) of the Lease.

         "Renewal Response Date" is defined in Section 21.1(a) of the Lease.

         "Renewal Term" means either of the three one-year periods which immediately follow the third anniversary of the applicable Closing Date with respect to which Lessee has exercised its Renewal Option pursuant to Section
21.1 of the Lease.

         "Rent" means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

         "Replacement Participant" is defined in Section 3.6(c) of the Participation Agreement.

         "Requesting Party" is defined in Section 26.1 of the Lease.

         "Required Modification" is defined in Section 11.1(a) of the Lease.

         "Required Participants" means, at any time, Participants the Commitment Percentages of which aggregate at least 66 2/3%.

         "Required Supplemental Payments" shall mean all payments of Supplemental Rent that the Lessee has agreed to pay the Lessor under the Lease and the other Operative Agreements, other than (i) Commitment Fees, (ii) the Underwriting Fee, (iii) Excepted Payments, (iv) Residual Value Guarantee Amount, (v) Asset Termination Value, (vi) Purchase Option Price and (vii) interest accruing on any amount due from the Lessee, which amount is itself not a Required Supplemental Payment under this definition. For example, if the Lessor incurs attorneys' fees because of a breach by the Lessee of the Lease, the payments required of the Lessee by the Lease as reimbursement for such fees shall constitute a Required Supplemental Payment.

         "Requirement of Law" means all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Property, the Improvements or the demolition, construction, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to the Property or in any way limit the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. Section 1201 et. seq. and any other similar Federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Lessee affecting the Property, the Appurtenant Rights and any easements, licenses or other agreements entered into pursuant to Section 12.2 of the Lease.

         "Residual Value Guarantee Amount" shall mean as of the Maturity Date the amount set forth on Annex B to the applicable Lease Supplement.

         "Response Actions" means remove, removal, remedy, and remedial action as those terms are defined in CERCLA, 42 U.S.C. ' 9601.

         "Responsible Officer" means the President, any Vice President or the Treasurer of the Lessee or the Guarantor, as applicable.

         "Responsible Officer's Certificate" means a certificate signed by any Responsible Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

         "Scheduled Payment Date" means (a) as to any Advance having an Interest Period of three months, the last day of such Interest Period, (b) as to any Advance having an Interest Period longer than three months, each day which is a monthly anniversary of the first day of such Interest Period and the last day of such Interest Period and (c) as to any Alternate Basic Rate Advance, the last day of each fiscal quarter of the Lessee.

         "Second Closing Date" is defined in Section 3.1 of the Participation Agreement.

         "Secured Party" shall mean the Agent, the Participants and any Participant which is a counterparty to an Interest Rate Protection Agreement.

         "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         "Security Documents" means the collective reference to the Assignment of Lease and all other security documents hereafter delivered to the Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Lessor to the Agent and the Participants under the Participation Agreement or of the Lessee to the Lessor under the Lease.

         "Shortfall Amount" means, as of the Expiration Date, the amount that the Asset Termination Value will exceed the aggregate of the Gross Proceeds and the Residual Value Guarantee Amount upon the completion of a sale of the Property pursuant to Article XXII of the Lease.

         "Significant Casualty" means (i) a Casualty that results in an insurance settlement on the basis of a total loss, or a constructive or compromised total loss, or (ii) a Casualty that in the reasonable, good faith judgment of the Lessee (as evidenced by a Responsible Officer's Certificate delivered to the Lessor pursuant to Section 16.1 of the Lease) either (a) renders the Property unsuitable for continued use as a commercial property of the type of such property immediately prior to such Casualty or (b) is so substantial in nature that restoration of the

Property to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.

         "Significant Condemnation" means (i) a Condemnation that involves a taking of Lessor's entire title to the related Land Interest, (ii) a Condemnation that results in loss of possession of the Property by the Lessee for a period in excess of one hundred eighty (180) consecutive days, or (iii) a Condemnation that in the reasonable, good faith judgment of the Lessee (as evidenced by a Responsible Officer's Certificate delivered to the Lessor pursuant to Section 16.1 of the Lease) either (a) renders the Property unsuitable for continued use as commercial of the type of such property immediately prior to such Condemnation or (b) is such that restoration of the Property to substantially its condition as existed immediately prior to such Condemnation would be impracticable or impossible.

         "Significant Event" means (i) a Significant Casualty, (ii) a Significant Condemnation or (iii) an event where the restoration of the Property subject to a Casualty or Condemnation shall not be completed prior to the earlier of (A) the 180th day prior to the Expiration Date or (B) twelve
(12) months following the occurrence of such Casualty or Condemnation.

         "Site" means the land on which the Project is to be located, as described in Schedule IV to the Participation Agreement.

         "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

         "Subsidiary" means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Persons. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Lessee.

         "Supplemental Rent" means all amounts, liabilities and obligations (other than Basic Rent) which Lessee assumes or agrees to pay to Lessor or any other Person under the Lease, or under any of the other Operative Documents, including, without limitation, payments of the Residual Value Guarantee Amount, the Shortfall Amount and payments pursuant to Sections 16.2, 16.3 or 17.6 of the Lease and Articles XX and XXII of the Lease.

         "Supplement to Assignment of Lease" means the Supplement substantially in the form of Exhibit A to the Assignment of Lease together with all attachments and schedules thereto, as such Supplement to Assignment of Lease may be supplemented, amended or modified from time to time.

         "Taxes" is defined in the definition of Impositions.

         "Term" is defined in Section 2.3 of the Lease.

         "Termination Date" is defined in Section 15.1(d), 16.2(a) and 17.2(e) of the Lease.

         "Termination Notice" is defined in Section 16.1 of the Lease.

         "Tranche A Participants" means those Participants purchasing a Tranche A Participation Interest in the Advances and maintaining a Tranche A Participation Interest Commitment.

         "Tranche A Participation Interest" means, as to each Tranche A Participant, such Participant's Tranche A Participation Interest Commitment Percentage, multiplied by the outstanding amount of all Advances as to which such Participant has funded its Tranche A Participation Interest Commitment Percentage under Section 3.4 of the Participation Agreement.

         "Tranche A Participation Interest Balance" means for each Tranche A Participant as of any date of determination an amount equal to the sum of such Participant's Tranche A Participation Interest in all Advances less any payments (or portions thereof) of Basic Rent comprising principal of the Advances allocated in accordance with Section 3.11 of the Participation Agreement, together with all accrued and unpaid interest thereon and all other amounts owed to such Tranche A Participant under the Operative Documents.

         "Tranche A Participation Interest Commitment" is defined in Section
3.5 of the Participation Agreement.

         "Tranche A Participation Interest Commitment Percentage" means (i) with respect to all Participants in the aggregate, 85.55% of the aggregate Commitments, and (ii) with respect to each Tranche A Participant, the percentage of the aggregate Commitments set forth after such Participant's Tranche A Participation Interest Commitment in Schedule I to the Participation Agreement.

         "Tranche B Participants" means those Participants purchasing a Tranche B Participation Interest in the Advances and maintaining a Tranche B Participation Interest Commitment.

         "Tranche B Participation Interest" means, as to each Tranche B Participant, such Tranche B Participant's Tranche B Participation Interest Commitment multiplied by the outstanding amount of all Advances as to which such Participant has funded its Tranche B Participation Interest Commitment Percentage under Section 3.4 of the Participation Agreement.

         "Tranche B Participation Interest Balance" means for each Tranche B Participant as of any date of determination an amount equal to the sum of such Participant's Tranche B Participation Interest in all Advances, together with all accrued and unpaid interest thereon and all other amounts owed to such Tranche B Participant under the Operative Documents.

         "Tranche B Participation Interest Commitment" is defined in Section
3.5 of the Participation Agreement.

         "Tranche B Participation Interest Commitment Percentage" means (i) with respect to all Participants in the aggregate, 14.45% of the aggregate Commitments, and (ii) with respect to each Tranche B Participant, the percentage of the aggregate Commitments set forth after such Participant's Tranche B Participation Interest Commitment in Schedule I to the Participation Agreement.

         "Transaction Expenses" means all costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents including without limitation:

                 (a) the reasonable fees (up to the amount separately agreed to by the Agent and the Lessee), out-of-pocket expenses and disbursements of counsel for each of the Lessor, the Participants and the Agent, in negotiating the terms of the Operative Documents and the other transaction documents, preparing for the closing under, and rendering opinions in connection with, such transactions and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents;

                 (b) the reasonable fees, out-of-pocket expenses and disbursements of counsel, and (without duplication) the reasonable allocated cost of internal legal services and all disbursements of internal counsel of each of the Lessor, the Participants and the Agent in connection with (1) any amendment, supplement, waiver or consent with respect to any Operative Documents requested or approved by the Lessee and (2) any enforcement of any rights or remedies against the Lessee in respect of the Operative Documents;

                 (c) any other reasonable fees, out-of-pocket expenses, disbursements or costs of any party to the Operative Documents or any of the other transaction documents;

                 (d) any and all search costs, Taxes and fees incurred in recording, registering or filing any Operative Document or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Documents;

                 (e) any title fees, premiums and escrow costs and other expenses relating to title insurance and title certificates and the closing contemplated by the Operative Documents;

                 (f)   all expenses relating to all Environmental Audits; and

                 (g) the fees of American Appraisal Associates, Inc. for their services rendered in connection with delivering the Appraisal required by Section 6.1(d) of the Participation Agreement.

         "Type" of Advance refers to the manner of computing an interest charge on a particular Advance. The Types of Advances are Alternate Base Rate Advances and Eurodollar Rate Advances.

         "UCC Financing Statements" means collectively the Agent Financing Statements and the Lessor Financing Statements.

         "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

         "Underwriting Fee" is defined in Section 4.2 of the Participation Agreement.

         "Uniform Commercial Code" and "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

         "Voluntary Retention of the Property" means any election made by the Lessor to keep the Property pursuant to the Lease when the Lessee has made and caused to be made all payments to the Lessor required by the Operative Documents (including the Shortfall Amount).